EXHIBIT 4.5(b)

FIRST SUPPLEMENTAL ELIGIBLE LIABILITIES

SENIOR INDENTURE

AMONG

DEUTSCHE BANK AKTIENGESELLSCHAFT

Issuer

AND

THE BANK OF NEW YORK MELLON

Trustee

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

Paying Agent, Authenticating Agent, Issuing Agent and Registrar

Dated as of April 26, 2024

Supplemental to the Amended and Restated Eligible Liabilities Senior Indenture

Dated as of August 3, 2021

THIS FIRST SUPPLEMENTAL ELIGIBLE LIABILITIES SENIOR INDENTURE, dated as of April 26, 2024 among DEUTSCHE BANK AKTIENGESELLSCHAFT (the “Issuer”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Authenticating Agent, Issuing Agent and Registrar.

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Amended and Restated Eligible Liabilities Senior Indenture, dated as of August 3, 2021, among the Issuer, the Trustee and Deutsche Bank Trust Company Americas (the “Indenture”);

WHEREAS, Section 9.01(c) of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable; provided that no such action shall adversely affect the interests of the Holders of the Securities or Coupons;

WHEREAS, there are no Outstanding Securities of any series created prior to the execution of this First Supplemental Eligible Liabilities Senior Indenture which are entitled to the benefit of the provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the Issuer desires and the Trustee has agreed to amend Sections 2.03, 6.01, 9.02 and 12.08 of the Indenture with respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture;

WHEREAS, the entry into this First Supplemental Eligible Liabilities Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Eligible Liabilities Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

ARTICLE 1

AMENDMENTS TO THE INDENTURE

SECTION 1.01. Amount Unlimited; Issuable in Series. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, Section 2.03 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 2.03. Amount Unlimited; Issuable in Series. The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited.

The Securities may be issued in one or more series and are intended to qualify as eligible liabilities instruments within the meaning of Articles 72a and 72b(2) of the CRR for the minimum requirement for own funds and eligible liabilities as applicable to the Issuer.

Status. The obligations under the Securities constitute unsecured and unsubordinated non-preferred obligations of the Issuer under debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) or any successor provision. The obligations of the Issuer under the Securities shall rank pari passu among themselves and with all other unsecured and unsubordinated non-preferred obligations under debt instruments of the Issuer within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) (including the obligations under any such debt instruments that were issued by the Issuer before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act (Kreditwesengesetz)) or any successor provision.

In accordance with Section 46f(5) of the German Banking Act (Kreditwesengesetz), in the event of any Resolution Measures imposed on the Issuer or in the event of the dissolution, liquidation, insolvency or composition of the Issuer, or if other proceedings are opened for the avoidance of the insolvency of, or against, the Issuer, the obligations of the Issuer under the Securities shall rank junior to (i) the claims of unsubordinated creditors of the Issuer not qualifying as obligations under debt instruments (Schuldtitel) of the Issuer within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) (including the obligations under any such debt instruments that were issued by the Issuer before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act (Kreditwesengesetz)) or any successor provision, and (ii) eligible liabilities within the meaning of Article 72b(2) CRR where point (d) of such Article does not apply. In any such event, no amounts shall be payable in respect of the Securities until the claims of such unsubordinated creditors of the Issuer have been satisfied in full.

Notwithstanding anything to the contrary set forth herein, but to the extent not otherwise precluded by a Resolution Measure or the application of mandatory aspects of insolvency law, the prior claims against the Issuer under Section 7.06 of this Indenture shall constitute unsubordinated obligations of the Issuer that rank senior to the unsubordinated non-preferred obligations of the Issuer under the Securities as described above, and shall survive the imposition of a Resolution Measure by the competent resolution authority in the priority set forth in Section 5.03 hereof, in each case.

There shall be established in one or more Board Resolutions, in one or more Officers’ Certificates detailing such establishment or in one or more indentures supplemental hereto, prior to the initial issuance of Securities of any series:

(a) the designation of the Securities of the series, which shall distinguish the Securities of the series from the Securities of all other series;

(b) any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 2.08, 2.09, 2.11, 9.05 or 13.03);

(c) if other than U.S. Dollars, the coin or currency in which the Securities of that series are denominated (including, but not limited to, any Non-U.S. Currency);

(d) the date or dates on which the principal of the Securities of the series is payable (and any provisions relating to postponing or shortening the date on which the principal of the Securities is payable);

(e) the rate or rates at which the Securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, on which such interest shall be payable and (in the case of Registered Securities) on which a record shall be taken for the determination of Holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

(f) the place or places where the principal of and any interest on Securities of the series shall be payable (if other than as provided in Section 3.02);

(g) the right, if any, of the Issuer to redeem, purchase or repay Securities, in whole or in part, at its option and the period or periods within which, the price or prices at which and any terms and conditions, including the Redemption Notice Period, upon which Securities of the series may be so redeemed, purchased or repaid;

(h) [intentionally omitted]

(i) if other than denominations of $200,000 and any integral multiples of $1,000 in excess thereof in the case of Registered Securities, or $1,000 and any integral multiple thereof in the case of Bearer Securities, the denominations in which Securities of the series shall be issuable;

(j) whether the Securities of the series will be issuable as Registered Securities (and if so, whether such Securities will be issuable as Registered Global Securities) or Bearer Securities (with or without Coupons), or any combination of the foregoing, any restrictions applicable to the offer, sale, transfer, exchange or delivery of Bearer Securities or Registered Securities or the payment of interest thereon and, if other than as provided in Section 2.08, the terms upon which Bearer Securities of any series may be exchanged for Registered Securities of such series and vice versa;

(k) whether and under what circumstances the Issuer will pay additional amounts on the Securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Issuer will have the option to redeem such Securities rather than pay such additional amounts;

(l) if the Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

(m) any trustees, depositaries, authenticating or Paying Agents, transfer agents or registrars or any other agents with respect to the Securities of such series;

(n) any deletions from, additions to or modifications of the covenants of the Issuer set forth herein with respect to the Securities of such series; and

(o) any other terms of the series.

No subsequent agreement may enhance the seniority of the Issuer’s obligations under the Securities or shorten the term of any of the Securities or any applicable notice period. No Holder may set off or net its claims arising under the Securities against any claims of the Issuer. No collateral or guarantee shall be provided at any time to secure the claims of the Holders under the Securities; any collateral or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under the Securities. If the Securities are redeemed or repurchased otherwise than in accordance with the terms of the Securities, then the amounts paid must be returned to the Issuer irrespective of any agreement to the contrary.

All Securities of any one series and Coupons, if any, appertaining thereto, shall be substantially identical, except in the case of Registered Securities as to denomination and except as may otherwise be provided by the Board Resolution or Officers’ Certificate referred to above or as set forth in any such indenture supplemental hereto. All Securities of any one series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Indenture, if so provided by such Board Resolution, such Officers’ Certificate or in any such indenture supplemental hereto; provided, however, that additional Securities shall be issued under a separate CUSIP or ISIN number unless the additional Securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.”

SECTION 1.02. Securities Subject to Resolution Measures. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, the last paragraph Section 6.01 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“(k) Any obligations of the Holders to indemnify the Trustee and the Agents under this Indenture shall survive the imposition of a Resolution Measure by the competent resolution authority with respect to the Issuer or the Securities. To the extent not otherwise specifically precluded by a Resolution Measure (whether or not such Resolution Measure is expressly referring to the relevant indemnities or is precluding the relevant indemnities generally), the Issuer’s obligations to indemnify the Trustee and the Agents in accordance with Sections 7.02 and 7.06 shall survive the imposition of a Resolution Measure by the competent resolution authority with respect to the Issuer or the Securities. For the avoidance of doubt, any and all amounts due and owing to the Trustee under any provision of the Indenture shall be payable within six (6) days of the date specified for payment or where no date is specified, the date on which the Trustee demands payment in accordance with the applicable provision of the Indenture.”

SECTION 1.03. Supplemental Indentures With Consent of Securityholders. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, Section 9.02 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 9.02. Supplemental Indentures With Consent of Securityholders. With the consent (evidenced as provided in Article 8) of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such supplemental indenture (voting as one class), the Issuer, when authorized by a resolution of its Board (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series or of the Coupons appertaining to such Securities; provided, that no such supplemental indenture shall (a) (i) change the final maturity of any Security, (ii) reduce the principal amount thereof, (iii) reduce the rate or change the time of payment of interest thereon, (iv) reduce any amount payable on redemption thereof, (v) make the principal thereof (including any amount in respect of original issue discount), and interest thereon payable in any coin or currency other than that provided in the Securities and Coupons or in accordance with the terms thereof, (vi) modify or amend any provisions for converting any currency into any other currency as provided in the Securities or Coupons or in accordance with the terms thereof, (vii) reduce the amount of the principal of an Original Issue Discount Security that would be provable in bankruptcy pursuant to Section 5.02 or (viii) alter the provisions of Section 12.12 or Section 12.14 or impair or affect the right of any Securityholder to institute suit for the payment thereof or, if the Securities provide therefor, any right of repayment at the option of the Securityholder, in each case without the consent of the Holder of each Security so affected, or (b) reduce the aforesaid percentage of Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Security so affected. However, no such indenture supplemental hereto shall be entered into unless such indenture is permitted by relevant laws and regulations and, if applicable, approved by the competent supervisory or resolution authority. No subsequent agreement shall make the principal and interest payable on any Securities or Coupons, as the case may be, payable in different coins or currencies, i.e., the relevant coin or currency must always be identical for the relevant series of Securities and Coupons, as the case may be.”

SECTION 1.04. Notices and Demands on Issuer, Trustee and Holders of Securities and Coupons. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, Section 12.04 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.04. Notices and Demands on Issuer, Trustee and Holders of Securities and Coupons. Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities or Coupons to or on the Issuer may be given or served by being deposited postage prepaid, first-class mail or by overnight delivery (except as otherwise specifically provided herein) addressed (until another address of the Issuer is filed by the Issuer with the Trustee) to Deutsche Bank Americas, c/o Office of the Corporate Secretary, 1 Columbus Circle, Mail Stop NYC01-1950, New York, New York 10019-8735. Any notice, direction, request or demand by the Issuer or any Holder of Securities or Coupons to or upon the Trustee shall be deemed to have been sufficiently given or served by being deposited postage prepaid, first-class mail or by overnight delivery (except as otherwise specifically provided herein) addressed (until another address of the Trustee is filed by the Trustee with the Issuer) to:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, Pennsylvania 15626

Attention: Corporate Trust Administration —

Deutsche Bank Eligible Liabilities Senior

Indenture

Email: rebecca.norton@bnymellon.com

If to the Paying Agent or Registrar:

Deutsche Bank Trust Company Americas

Trust and Agency Services

1 Columbus Circle, Floor 17th

Mail Stop: NYC01-1710

New York, New York 10019-8735

Fax: 732-578-4635

Attn: Corporates Team – Deutsche Bank AG

Where this Indenture provides for notice to Holders of Registered Securities, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at its last address on the books of the Registrar, including in the case of a change of address by the Trustee, Issuer or Agent. In any case where notice to such Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail or send by overnight delivery notice to the Issuer when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

If the Trustee shall change its Corporate Trust Office or if any of the Agents shall change its respective office specified in this Section 12.04, it shall give to each other party to this Agreement not less than 30 days’ prior written notice to that effect giving the address of the changed office and stating the date on which the change is to take effect. The Issuer, the Trustee or the Paying Agent shall give to the Holders at least 15 days’ notice of such change and of the address of the changed office in accordance with the provisions of this Section 12.04.”

SECTION 1.05. New York Law to Govern. With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, Section 12.08 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.08. New York Law to Govern. This Indenture and each Security and Coupon shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law and except with respect to the provisions in the second to fourth paragraphs of Section 2.03, relating to the ranking of the Securities, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.”

SECTION 1.06. Submission to Jurisdiction . With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, Section 12.13 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.13. Submission to Jurisdiction. The Issuer agrees that any legal suit, action or proceeding arising out of or based upon this Indenture may be instituted in any U.S. state or federal court in the Borough of Manhattan, City and State of New York, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such court in any suit, action or proceeding. The Issuer has appointed DB USA Corporation, c/o Office of the Corporate Secretary, 60 Wall Street, Mail Stop NYC60-3701, New York, New York 10005, as its authorized agent (the “Authorized Agent”) upon which process may be instituted in any U.S. state or federal court in the Borough of Manhattan, City and State of New York and the Issuer expressly accepts the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable unless and until a successor authorized agent, located or with an office in the Borough of Manhattan, City and State of New York, shall have been appointed by the Issuer and such appointment shall have been accepted by such successor authorized agent. The Issuer represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer. Nothing in this Indenture, in particular the application of the laws of the Federal Republic of Germany to the provisions of the second to fourth paragraphs of Section 2.03, shall be deemed a submission by the Trustee to the jurisdiction of any court other than those specified in this Section 12.13.”

SECTION 1.07. Applicability of Article; Approval by Competent Resolution AuthoritySECTION 1.08. . With respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Eligible Liabilities Senior Indenture, Section 13.01 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 13.01. Applicability of Article; Approval by Competent Resolution Authority. The provisions of this Article shall be applicable to the Securities of any series which are redeemable before their maturity. Any redemption of the Securities of any series prior to their scheduled maturity shall be subject to (i) receipt by the Issuer of prior written approval of the competent resolution authority; (ii) there being a change (x) in the regulatory classification of the Securities that would be likely to result in (1) their exclusion in full or in part from our eligible liabilities under the CRR; or (2) their reclassification as a lower quality of our eligible liabilities than as of the issue date, or (y) in the applicable tax treatment of the Securities; and (ii) compliance with any other regulatory requirements. If the Securities are redeemed without prior written approval of such competent authority, then the amounts paid on the Securities must be returned to the Issuer irrespective of any agreement to the contrary.”

ARTICLE 2

MISCELLANEOUS PROVISIONS

SECTION 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Eligible Liabilities Senior Indenture.

SECTION 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

SECTION 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

SECTION 2.04. Governing Law. This First Supplemental Eligible Liabilities Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law and except with respect to the provisions in the second to fourth paragraphs of Section 2.03 of the Indenture, relating to the ranking of the Securities, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.

SECTION 2.05. Counterparts. This First Supplemental Eligible Liabilities Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this First Supplemental Eligible Liabilities Senior Indenture. Each of the parties to this First Supplemental Eligible Liabilities Senior Indenture represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This First Supplemental Eligible Liabilities Senior Indenture shall become effective when each party shall have received a counterpart hereof signed by all of the other parties to this First Supplemental Eligible Liabilities Senior Indenture.

SECTION 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Eligible Liabilities Senior Indenture or the Securities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Eligible Liabilities Senior Indenture to be duly executed, all as of the date first written above.

DEUTSCHE BANK
AKTIENGESELLSCHAFT

By:	/s/ Andrew Rivas
Name:Andrew Rivas
Title: Director

By:	/s/ VyVy Huynh
Name: VyVy Huynh
Title: Vice President

THE BANK OF NEW YORK MELLON, as
Trustee

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Authenticating Agent, Issuing Agent and Registrar

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President